S & K Famous Brands, Inc.


                                Credit Agreement


                            Dated As Of May 31, 2000

         THIS CREDIT AGREEMENT, dated as of May 31, 2000, is made by and between S&K FAMOUS BRANDS, INC., a Virginia corporation (the "Company"), and SunTrust Bank, a Georgia corporation (the "Bank").


                                    SECTION I
                                   DEFINITIONS

                  1.1  Definitions.

         As used in this Agreement,

         "Agreement" means this credit agreement, as it may be amended from time to time.

         "Bond Purchase Agreement" means the Bond Purchase Agreement and Agreement of Sale dated as of December 1, 1983 as amended on November 1, 1984 by and among the Company, the Bank, and the Industrial Development Authority of the County of Henrico, Virginia.

         "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in Richmond, Virginia are authorized or required to close under applicable law.

         "Capitalized Lease Obligations" means the amount of the obligations of the Company and its Subsidiaries under Financing Leases which would be shown as a liability on a balance sheet of the Company or a Subsidiary, prepared in accordance with generally accepted accounting principles.

         "Consolidated"  refers to any  determination to be made for the Company
and  its   Subsidiaries  in  accordance  with  generally   accepted   accounting
principles, including the principles of consolidation.

         "Default" means an event described in Section 8.1 of this Agreement.

         "Effective Tangible Net Worth" means Tangible Net Worth plus the principal amount of Subordinated Debt outstanding from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurodollar Loan" means any Revolving Loan on which interest accrues based on a Eurodollar Rate.

         "Eurodollar Rate" means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum determined by the Bank (rounded upwards, if necessary, to the next 1/16 of 1%) as the interest rate at which deposits of U. S. dollars approximately equal in principal amount to the Eurodollar Loan and for a maturity comparable to the Interest Period are offered in immediately available funds to the Bank by at least two leading banks in the London interbank market on the date of determination. Each determination by the Bank of any Eurodollar Rate shall be conclusive and binding on the Company and the Bank absent manifest error. The Bank and the Company acknowledge that the Bank may determine the Eurodollar Rate from quotations of the Bank's money desk or by reference to Reuter Screen or similar quotations, in the discretion of the Bank, on and as of the date of determination.

         "Federal Funds Rate Loan" means any overnight Loan on which the interest accrues based on the Federal Funds Rate.

         "Federal Funds Rate" means for any day, the rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such a day shall be such rate on such transactions as shall be determined by the Bank.

         "Financing   Lease"  means  any  lease  of  property   which  would  be
capitalized on a balance sheet of the Company or a Subsidiary, prepared in accordance with generally accepted accounting principles.

         "Funded Debt" means any Indebtedness of the Company or any Subsidiary which has a stated maturity more than one year after the date of determination or has a maturity which may be extended by the Company or any Subsidiary to a date more than one year after the date of determination.

         "Guaranty" means any agreement by which the Company or any Subsidiary assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person for borrowed money, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss.

         "Indebtedness" means the Company's and each Subsidiary's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade, (c) obligations, whether or not assumed and with or without recourse, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by the Company or any Subsidiary and (d) Capitalized Lease Obligations.

         "Interest Period" means, (1) with respect to each Negotiated Rate Loan or Eurodollar Loan, the period commencing on the date of the borrowing and ending one, three, or six months thereafter or such other period as may be agreed between the Company and the Bank, and (2) with respect to each Floating Rate Loan other than a Eurodollar Loan, the period commencing on the date of borrowing and ending on the date of repayment.

         "Investment" means any loan, advance, extension of credit (excluding accounts receivable arising in the ordinary course of business), or contribution of capital by the Company or any Subsidiary to any other Person or any
investment  in,  or  purchase  or  other  acquisition  of,  the  stock,   notes,
debentures, or other securities of any Person made by the Company or any Subsidiary.

         "Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a Financing Lease or analogous instrument, in, of or on any of the Company's or any Subsidiary's property.

         "Loans" means the Revolving Loans defined in ss.2.1 and the Term Loan defined in ss.3.1 of this Agreement.

         "Notes" means the Revolving Note defined in ss.2.4 and the Term Note defined in ss.3.3 of this Agreement.

         "Obligations" means all unpaid principal and interest under the Notes and all other obligations of the Company or any Subsidiary to the Bank arising under this Agreement or the Notes.

         "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

         "Plan" means a "defined benefit plan" as defined in Section 3(35) of ERISA, other than a "multiemployer plan" as defined in Section 3(37)(A) of ERISA, for which the Company or any Subsidiary could be held liable for Unfunded Liabilities by the Pension Benefit Guaranty Corporation.

         "Potential Default" means an event described in Section 8.1 which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Prepayment Penalty" means with respect to the prepayment of any Negotiated Rate Loan, any Eurodollar Loan, or any Term Loan prior to the end of an Interest Period, the amount paid by the Company to the Bank and calculated as follows: (1) the principal amount of the prepayment, times (2) the positive difference between the accruing interest rate of the Loan and the interest rate, determined as of the date of prepayment, for a U. S. Government security of comparable maturity to the remaining Interest Period divided by (3) 365, times
(4) the number of days remaining to the maturity of the Interest Period.

         "Prime Rate" shall mean the rate established from time to time by the Bank and recorded in its Credit Administration Division as a reference for establishing the lending rate on commercial loans. The Prime Rate is not necessarily the lowest rate of interest charged by the Bank for commercial borrowings.

         "Section" and "ss." means a numbered section of this Agreement, unless another document is specifically referenced.

         "Subordinated Debt" means any Indebtedness of the Company which is subordinated to the payment of the Obligations on terms approved in writing by the Bank.

         "Subsidiary" means a corporation or other entity of which 50% or more of the voting stock or other ownership interest is owned directly or indirectly by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries, and the financial statements of which are Consolidated with those of the Company in preparing the Company's annual report to stockholders, it being understood that as of the date hereof the Company has no Subsidiaries and until the Company has a Subsidiary all references herein to Consolidated statements and figures shall refer to the statements and figures of the Company alone.

         "Tangible Net Worth" means the Consolidated stockholders' equity as reported in the Company's most recent financial reports as described in Section 7.1.1(a) and 7.1.1(b) minus any goodwill, any patents and any other intangible assets determined in accordance with generally accepted accounting principles as reported in those same financial reports.

         "Unfunded Liabilities" means with regard to any Plan, the excess of the current value of the Plan's benefits guaranteed by the Pension Benefit Guaranty Corporation under ERISA over the current value of the Plan's assets allocable to such benefits.

         "Unsubordinated Liabilities" means all amounts which would be treated as liabilities on a balance sheet prepared in accordance with generally accepted accounting principles, excluding, however, Subordinated Debt.

         "Unsubordinated   Funded   Debt"  means  all  Funded  Debt  other  than
Subordinated Debt.


         "Working Capital" means current assets minus current liabilities determined in accordance with generally accepted accounting principles.

         The foregoing definitions shall be equally applicable to both the singular and plural of the defined terms.


                                   SECTION II
                                 REVOLVING LOANS

         2.1 Commitment to Lend. Subject to the terms and conditions of this Agreement, the Bank agrees to make Revolving Loans ("Revolving Loans") to the Company from time to time until maturity of the Revolving Note as defined in
Section 2.4, up to the maximum outstanding principal amount at any one time outstanding of Twenty Million Dollars ($20,000,000) from the date hereof to and including May 31, 2003, such amounts being hereafter called the "Commitment." Revolving Loans may be designated as Floating Rate Loans (Section 2.5) or Negotiated Rate Loans (Section 2.2). The Company may borrow, repay, and reborrow the maximum annual permitted principal amount of the Commitment.

         2.2  Negotiated Rate Loans.


             (a) Parties' Option. Subject to the terms and conditions of this Agreement, from time to time the Company may request the Bank to make offers to the Company to make Revolving Loans which are designated as Negotiated Rate Loans. The Bank may, but shall have no obligation to, make such offers, and the Company may, but shall have no obligation to, accept such offers.

             (b) Rate Quote Requests. When the Company wishes to request an offer from the Bank to make Negotiated Rate Loans, it shall notify the Bank by telephone (each such telephone request a "Rate Quote Request") not later than 11:00 a.m. (Eastern Time) on the day of the proposed borrowing (or such other time and date as the Company and the Bank shall agree), specifying:

                  (i) the proposed date of borrowing, which shall be a Business Day;

                  (ii) the amount of such borrowing, which shall be a minimum amount of $500,000 and;

                  (iii) the duration of the Interest Period or Interest Periods applicable thereto, subject to the definition of the Interest Period.

         The Company may request an offer to make Negotiated Rate Loans for more than one Interest Period in a single Rate Quote Request. Each Rate Quote Request shall constitute an invitation by the Company to the Bank to submit a fixed rate quote offering to make a Negotiated Rate Loan or Negotiated Rate Loans to which the applicable Rate Quote Request relates.

         2.3 Maturity of Loans. Each Revolving Loan shall mature, and the principal amount thereof shall be due and payable on the last day of the Interest Period applicable thereto, but in no event shall a Revolving Loan mature later than May 31, 2003, when the Commitment expires in accordance with the terms of the Revolving Note as defined in Section 2.4.

         2.4 Revolving Note; Interest Payments. The Revolving Loans shall be evidenced by a single note in the form of Exhibit A attached hereto (the "Revolving Note") maturing on May 31, 2003. The Company agrees to deliver to the Bank the Revolving Note in the principal amount of Twenty Million Dollars ($20,000,000), representing the obligation of the Company to pay the aggregate unpaid principal amount of all Revolving Loans from time to time made by the Bank. Accrued interest on the Revolving Note shall be paid monthly on the last day of the month, regardless of the Interest Period or Interest Periods selected, or at maturity, whichever is sooner.

         2.5 Floating Rate Loans. Floating Rate Loans made on any one occasion shall be in the minimum principal amount of $25,000 or any higher integral multiple of $25,000. Principal payments will be in minimum principal amounts of $25,000 or any higher integral multiple of $25,000. The Company shall notify the Bank by telephone not later than 11:00 a.m. (Eastern Time) on the day of the proposed borrowing (or such other time and date as the Company and the Bank shall agree), specifying; the proposed date of borrowing, which shall be a Business Day, the amount of such borrowing, the interest rate, as determined in this Section, and the duration of the Interest Period or Interest Periods, if any, applicable thereto. The unpaid principal balance of each Floating Rate Loan made under the Revolving Note shall bear interest calculated in accordance with ss.9.5 and at the interest rate selected by the Company from the following options ("Interest Rate Option") on the date each Floating Loan is made:

             (a). Interest Rate Option A. For a Federal Funds Rate Loan at a rate per annum equal to the Federal Funds Rate (Index) plus .75% (Interest Spread). Such rate shall change daily.

             (b). Interest Rate Option B. For a Eurodollar Loan at a rate per annum equal to the Eurodollar Rate (Index) plus .75% (Interest Spread) for Interest Periods of one month, three months or six months, as specified by the Company.

             (c). Interest Rate Option C. At a rate per annum equal to the Bank's Prime Rate with any change in such interest rate being effective as of the day such Prime Rate is changed.

         2.6 Prepayment. The Company may without penalty prepay any Floating Rate Loan accruing interest in accordance with Interest Rate Options A or C. Prepayment of Negotiated Rate Loans or Eurodollar Loans prior to the end of the Interest Period will be subject to Prepayment Penalty.

         2.7 Commitment Fee. The Company shall pay to the Bank an annual commitment fee in an amount equal to the product of the annual Commitment amount multiplied by .125% (.00125). The commitment fee shall be paid in equal quarterly installments on the last day of each quarter commencing June 30, 2000 through maturity. For the purpose of prorating the amount of the commitment fee due, a quarter shall be deemed to consist of 91 days.


                                   SECTION III
                                    TERM LOAN

         3.1 Amount. The Bank agrees to make a Term Loan (the "Term Loan") to the Company on May 31, 2003, in a principal amount equal to the principal amount of the Revolving Note outstanding on such date, or any part thereof as specified by the Company.

         3.2 Proceeds. The proceeds of the Term Loan shall be applied first to payment of the Revolving Note. Any unpaid balance of such Revolving Note thereafter remaining, together with accrued interest shall be contemporaneously paid by the Company to the Bank. Upon expiration or termination of the Commitment and payment by the Company of all Obligations on the Revolving Note held by the Bank, the Bank shall deliver the Revolving Note to the Company with a notation that it has been canceled.

         3.3 Term Note. On May 31, 2003, the Company shall deliver to the Bank a note in the form of Exhibit B attached hereto (the "Term Note") dated such date and in a principal amount equal to the principal amount of the Term Loan to be made by the Bank. The principal of the Term Note shall be paid in fortyseven consecutive equal monthly installments of principal plus interest each payable on the last day of each month commencing June 30, 2003 with a final installment due on May 31, 2007, when the unpaid principal amount and the accrued and unpaid interest on the Term Note shall be payable in full.

         3.4 Interest. The Term Note shall bear interest calculated in accordance with Section 9.5 from the date thereof on the unpaid principal balance from time to time outstanding at an interest rate per annum equal to the Company's option of: (a) a rate floating at the Prime Rate with any change in such interest rate being effective as of the date the Prime Rate is changed, (b) a rate at the Federal Funds Rate (Index) plus 1.25% (Interest Spread). Such rate shall change daily, or (c) The Eurodollar Rate (Index) plus 1.25% (Interest Spread) for Interest Periods of one month, three months or six months, as specified by the Company. The Company shall choose an interest rate option when the Term Loan is initially funded which shall remain in effect for the life of the Loan. Accrued interest on the Term Note shall be paid monthly on the last day of each month commencing June 30, 2003 and at its maturity.

         3.5 Voluntary Prepayments. The Company may make full or partial prepayments for application to the Term Note, provided that (a) the Company pays accrued interest on the principal prepaid to the date of prepayment, and (b) any partial prepayment shall be in a minimum aggregate principal amount equal to $25,000 or any higher integral multiple of $25,000. Each partial prepayment shall be applied first to the payment of accrued interest and other charges payable hereunder and then to installments of principal in the inverse order of maturity. If interest is accruing based on a Eurodollar Rate under 3.4(c) then any prepayment would be subject to a Prepayment Penalty. If interest is accruing based on the Prime Rate or Fed Funds option, prepayment may be made without premium or penalty.


                                   SECTION IV
           CONDITIONS PRECEDENT TO CLOSING AGREEMENT AND MAKING LOANS

         4.1 Conditions Precedent to Closing Agreement. The following conditions must be satisfied contemporaneously with the execution of this Agreement by the
Company:

             (a) Receipt by the Bank of an opinion addressed to the Bank from McGuire, Woods, Battle, & Boothe, L.L.P., counsel for the Company, substantially in the form of Exhibit C attached hereto.

             (b) Receipt by the Bank of such other documents as the Bank shall require, all in form and substance satisfactory to the Bank and its counsel, including, without limitation, appropriate corporate resolutions and certificate of incumbency.

         4.2 Conditions Precedent to Making Loans. (a) Prior to making the Revolving Loans, the Bank shall receive an appropriately completed and executed Revolving Note, and the following conditions shall have been satisfied prior to and after each Loan:

                  (i) No event shall have occurred and be continuing or condition shall exist, or would result from the proposed Revolving Loan, which constitutes or, with the lapse of time or the giving of notice, or both, would constitute a Default; in the case of a Refunding Loan (as hereinafter defined), this condition shall only require that no event shall have occurred and be continuing or condition exist, or would result from the proposed Refunding Loan, which constitutes a Default;

                  (ii) The representations and warranties  contained in Sections
6.1 through 6.12 hereof shall be true and correct on and as of the date of the proposed Revolving Loan as though made on and as of such date, provided, however, in the case of a Refunding Loan, this condition shall not include the representations and warranties in Sections 6.5 (second sentence), 6.6, 6.7, 6.8, 6.9, 6.10 and 6.12; and

                  (iii) No change shall have occurred in any law or regulation thereunder or interpretation thereof which in the opinion of counsel for the Bank would make it illegal for the Bank to make the Revolving Loans as provided herein.

         As used herein, the term "Refunding Loan" means a Revolving Loan which, after application of the proceeds thereof, results in no net increase of the outstanding principal amount of the Revolving Loan.

             (b) Prior to making the Term Loan, the Bank shall receive an appropriately completed and executed Term Note and the following conditions shall have been satisfied:

                  (i) No event shall have occurred and be continuing or conditions shall exist, or would result from the proposed Loan, which constitutes or, with lapse of time or the giving of notice, or both, would constitute a Default; and

                  (ii) No change shall have occurred in any law or regulation thereunder or interpretation thereof which in the opinion of counsel for the Bank would make it illegal for the Bank to make the Loans as provided herein.


                                    SECTION V
                              BORROWING PROCEDURES

         5.1 Applicability. The following procedures shall be applicable to each loan.

         5.2 Notice of Borrowing. The Company shall certify to the Bank the name, title and true signature of each officer of the Company authorized to sign the Notes and give notice of borrowing hereunder. The Bank may conclusively rely on such certification until it receives written notice to the contrary from the Company.

         5.3 Funds. The Bank shall make available to the Company on the date of borrowing the amount of such borrowing in immediately available funds at its main office in Richmond, Virginia, during its normal business hours.

         5.4 Method of Payment. All payments of the Obligations shall be made by the Company to the Bank by check or in immediately available funds, but the Bank reserves the right to require immediately available funds.


                                   SECTION VI
                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Bank (which representatives and warranties shall survive the execution and delivery of the Notes and the making of the Loans), as follows:

         6.1 Corporate Existence and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Virginia and the Company has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where failure to have such authority would have a material adverse effect on the Company.

         6.2 Authorization and Validity. The execution and delivery by the Company of this Agreement and the Notes (together the "Loan Documents") have been duly authorized by proper corporate proceedings and this Agreement and the Revolving Note constitute, and the Term Note when executed and delivered for value will constitute, legal, valid and binding obligations of the Company enforceable in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and by usual equity principles.

         6.3 Compliance with Laws and Contracts. Neither the execution and delivery by the Company of the Loan Documents, the consummation of the transactions herein contemplated, or compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree, or award binding on the Company or the Company's articles of incorporation or bylaws or the provisions of any indenture, instrument or agreement to which the Company is a party or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement.

         6.4 No Governmental or Other Approvals. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby do not require any approval or consent of, or filing or registration with, any governmental agency, stockholders, or any other property, except for the filing of this Agreement with the Securities and Exchange Commission as an exhibit to any report of the Company pursuant to ss.13 of the Securities Exchange Act of 1934.

         6.5 Financial Statements. The financial statements of the Company contained in the Company's Form 10K Annual Report for the fiscal year ended January 29, 2000 and in the Company's 10Q Quarterly Report for the fiscal quarter ended October 30, 1999 filed with the Securities and Exchange Commission, copies of which have been heretofore delivered to the Bank, were prepared in accordance with generally accepted accounting principles in effect on the dates such statements were prepared and fairly present the financial condition of the Company at the dates of such statements and the results of its operations for the periods then ended. No material adverse change in the condition of the Company as shown on such financial statements has occurred since the dates thereof.

         6.6 Taxes. The Company has filed all United Stated Federal income tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any taxes or other governmental charges are adequate.

         6.7 Litigation. There is no litigation or proceeding pending or, to the knowledge of any of its officers, threatened against the Company which might materially and adversely affect the condition of the Company or the ability of the Company to perform the Obligations.

         6.8 ERISA. As of the date of this Agreement, the Company does not maintain or contribute to a "multiemployer plan" as defined in section 3(37)(A) of ERISA, or any Plan. The Company is not in the process of terminating any Plan. To the best of the Company's knowledge and belief, no fact, including any event described in Section 4043 of ERISA (a "Reportable Event"), exists in connection with any Plan which might constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or the appointment by the appropriate United States district court of a trustee to administer any Plan.

         6.9 Defaults. No Default or Potential Default has occurred and is continuing. The Company is not in default in respect of any of its Indebtedness for borrowed money and no holder of any such Indebtedness has given notice of an asserted default thereunder. No liquidation, dissolution or other winding up of the Company and no bankruptcy or similar proceedings relative to the Company are pending or, to the Company's knowledge, threatened.

         6.10 Accuracy of Information. No information, exhibit or report furnished by the Company to the Bank in connection with the negotiation of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein in the light of the circumstances under which they were made not misleading.

         6.11 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

         6.12 Subsidiaries. The representatives and warranties set forth in 6.1, 6.3, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10 and 6.11 of this Section VI are also true and correct with respect to any Subsidiary of the Company.


                                   SECTION VII
                                    COVENANTS

         During the term of this Agreement, and until the Obligations are paid in full, unless the Bank shall otherwise consent in writing:

         7.1  The Company will:

         7.1.1 Financial Reporting. Maintain, for itself and each Subsidiary, a modern system of accounting, and furnish to the Bank:


             (a) Within 90 days after the close of each of its fiscal years, provide to the Bank an unqualified audit report certified by PricewaterhouseCoopers, L.L.P., or other accountants of recognized national standing, prepared in accordance with generally accepted accounting principles, consistently applied (except for changes in such principles or their application as approved by such accountants), on a Consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, statements of income or loss, statements of changes in stockholders' equity and statements of cash flows accompanied by a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Potential Default, or if, in the opinion of such accountants, any Default or Potential Default shall exist, such certificate shall state the nature and status thereof;

             (b) Within 60 days after the close of the first three quarterly periods during each fiscal year, for itself and the Subsidiaries, provide to the Bank, Consolidated unaudited balance sheets as at the close of each such period and Consolidated statements of income or loss, statements of changes in stockholders' equity and statements of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all prepared in accordance with generally accepted accounting principles, consistently applied (except for changes in such principles or their application as approved by the Company's chief financial officer), and certified by its chief financial officer;

             (c) Together with the financial statements required under 7.1.1 (a) and (b) above, a certificate, dated as of the end of the fiscal period to which the financial statements apply, signed by the Company's chief financial officer stating that to the best of his knowledge and belief there neither exists on the date of such certificate, nor existed during such period, any Default or Potential Default, or if any such Default or Potential Default existed or exists, the certificate shall specify the nature thereof, the period of existence thereof and what action the Company has taken, is taking or proposed to take with respect thereto;

             (d) Within 90 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Plan which exceeded $100,000, certified as correct by an actuary enrolled under ERISA;

             (e) As soon as possible and in any event within 10 days after the Company knows that any Reportable Event (as described in Section 4043 of ERISA) has occurred with respect to any Plan which is required to be reported to the Pension Benefit Guaranty Corporation, a statement, signed by the chief financial officer of the Company, describing such Reportable Event and the action which the Company proposes to take with respect thereto; and

             (f) Promptly upon their becoming available, (i) copies of all financial statements, proxy statements and reports which the Company shall send to its stockholders, and (ii) copies of all regular and periodic financial reports, if any, which the Company shall file with the Securities and Exchange Commission, or any governmental agency or agencies substituted therefor, or any similar or corresponding governmental department, commission, board, bureau or agency, or with any national securities exchange;

             (g) Such other information (including nonfinancial information) as the Bank may from time to time reasonably request.

         7.1.2 Use of Proceeds. Use of proceeds of the Loans only for working capital and other general corporate purposes, including funds for the Company's store expansion.

         7.1.3 Minimum Consolidated Tangible Net Worth. Maintain Consolidated Tangible Net Worth at all times of not less than $48,300,000 of Consolidated Tangible Net Worth at January 30, 1999, and for each fiscal year thereafter, of not less than $48,300,000 plus 80% of each successive year's net income. However, during the fiscal year beginning February 1, 1999, and all periods thereafter, upon approval of the Company's Board of Directors and notification to SunTrust, S & K Famous Brands may purchase up to an additional $12,800,000 of its own stock. Any such repurchases shall reduce the minimum Consolidated Tangible Net Worth requirement by 90% of the value of the stock repurchased. The minimum Consolidated Tangible Net Worth will not be adjusted for any net loss reported by the Company.

         7.1.4 Current Ratio. Maintain as of the end of each of its fiscal quarters a ratio of Consolidated current assets to Consolidated current liabilities of not less than 2.5 to 1. For purposes of this computation, amounts outstanding under the Revolving Note and the agreements referenced in Section
9.16 shall be considered long term debt.

         7.1.5 Ratio of Consolidated Unsubordinated Liabilities to Consolidated Effective Tangible Net Worth. Maintain at the end of each fiscal quarter a ratio of Consolidated Unsubordinated Liabilities to Consolidated Effective Tangible Net Worth of not greater than 1.25 to 1 and maintain at the end of each fiscal year end a ratio of Consolidated Unsubordinated Liabilities to Consolidated Effective Tangible Net Worth of not greater than .85 to 1.

         7.1.6 Fixed Charge Coverage Ratio. Maintain, as of the end of each fiscal quarter, a ratio greater than 1.25 to 1 of (a) the sum of profit before tax, noncash charges, interest expense (including interest on Capitalized Lease Obligations) and operating lease payments (all for the four most recent fiscal quarters ending prior to the quarter in which the determination is made) to (b) the sum of interest expense (including interest in Capitalized Lease Obligations), operating lease payments, Capitalized Lease Obligations, payments due on Funded Debt for the four ensuing fiscal quarters (including the quarter in which the determination is made), and cash dividends for the four most recent fiscal quarters ending prior to the quarter in which determination is made.

         7.2  The Company will and will cause each Subsidiary to:

         7.2.1 Notice of Default. Give prompt notice in writing to the Bank of the occurrence of any Default or Potential Default and of any other development, financial or otherwise, which might materially and adversely affect its business, properties or affairs or the ability of the Company to perform the Obligations.

         7.2.2 Conduct of Business and Maintenance of Existence. Carry on and conduct business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted; and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite governmental authority to conduct business in each jurisdiction in which failure to maintain such authority would have a material adverse effect on the Company. Notwithstanding the above, Subsidiaries may be dissolved if the continued existence of such Subsidiary is not material to the business or Consolidated financial condition of the Company and its remaining Subsidiaries.

         7.2.3 Taxes. Pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

         7.2.4 Insurance. Maintain insurance in such amounts and covering such risks as is consistent with sound business practice.

         7.2.5 Inspection. Permit the Bank by its representatives and agents and at its expense, to inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate.

         7.3  The Company will not, nor will it permit any Subsidiary to:

         7.3.1 Mergers, Acquisitions and Sale of Assets. (a) Merge or consolidate with or into any other Person; (b) lease, sell or otherwise dispose of all, or a substantial portion of, its property, assets or business to any other Person; or (c) lease, purchase or otherwise acquire all, or a substantial portion of, the property, assets or business of any other Person, except that
(i) any Subsidiary may merge with, or transfer its assets to, any Subsidiary or to the Company, (ii) the Company may merge or consolidate with another Person if the Company is the surviving entity and if, after giving effect to the merger and consolidation, there would exist no Default or Potential Default hereunder,
(iii) assets may be leased, sold or otherwise disposed of provided such assets are not material to the business or Consolidated financial condition of the Company and its Subsidiaries, (iv) the Company may purchase or acquire its inventory from a Person even if such inventory constitutes all or a substantial portion of the property, assets or business of such Person, (v) inventory may be sold in the ordinary course of business of the Company or any Subsidiary, and
(vi) sales, leases or other dispositions in any fiscal year of the Company in an aggregate amount for the Company and all Subsidiaries not to exceed $2,000,000 shall be permitted.

         7.3.2 Sale of Accounts. Sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, having an aggregate face value of more than $400,000.

         7.3.3 Investments. Make or suffer to exist any Investments, or commitments therefore, except:


             (a) Shortterm obligations of, or fully guaranteed as to interest and principal by, the United States of America.

             (b) Commercial paper of any Person rated at least A2 by Standard and Poor's or P2 by Moody's Investors Service, Inc.

             (c) Demand deposit accounts maintained in the ordinary course of its business, or that of its Subsidiaries.

             (d) Certificates of deposit issued by commercial banks having capital and surplus in excess of $100,000,000.

             (e) Investments in Subsidiaries, if, after giving effect thereto, there would exist no Default or Potential Default hereunder.

             (f) Notes or other securities of any Person issued in connection with any disposition of assets permitted by this Agreement.

             (g) Any other Investments which, in the aggregate, are less than 5% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries.

             (h) Repurchase of the Company's outstanding shares , if , after giving effect thereto, there would not exist any Default or Potential Default hereunder subject to Section 7.1.3.

         7.3.4 Guaranties. Make or suffer to exist any Guaranties, except (a) by endorsement of instruments for deposit or collection in the ordinary course of business and (b) the guaranty by the Company of the obligations of any Subsidiary or issuing authority in connection with any industrial revenue bonds issued to finance the purchase or construction of facilities to be purchased by or leased to the Company or any Subsidiary.

         7.3.5  Liens.  Create, incur, or suffer to exist any Lien, except:


             (a)  Those in favor of the Company by its Subsidiaries.

             (b) Those for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

             (c) Those imposed by law, such as liens in favor of lessors for distraint and similar remedies and carriers', warehousemen's, and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due, or, if the same are more than 90 days past due, those that are being contested in good faith and by appropriate proceedings.

             (d) Those arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

             (e) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the saleability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries.

             (f) Liens and charges for maintenance, repairs and operation of facilities owned or leased by the Company or its Subsidiaries or used in connection therewith, arising under joint easement and maintenance agreements, reciprocal easement agreements or similar documents governing the use or occupancy of such facilities.

             (g) Judgment liens not in existence for a period longer than 60 days after the creation thereof, or, if a stay of execution shall have been obtained, for a period longer than 60 days after the expiration of such stay.

             (h)  Lessors' interests under Financing Leases.

             (i)  Those disclosed in exhibit D attached hereto.

             (j) Liens securing the purchase or deferred price of fixed assets if the Lien extends only to the property acquired.

             (k) Equitable liens in favor of dissenting shareholders of acquired corporations for the fair market value of their shares of stock of such corporations.

             (l) Liens in addition to those permitted above securing an aggregate amount not exceeding 1% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries at any one time.

         7.3.6 Prepayment of Subordinated Debt. Prepay, in whole or in part (or upon the occurrence and continuation of a Default, repay), the principal amount of any of its Subordinated Debt.

         7.3.7  Purchase  of Stock.  Extend  credit to others for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or use any of the proceeds of the Loans made under this Agreement to purchase or carry any "margin stock."


                                  SECTION VIII
                                    DEFAULTS

         8.1 Events of Default. The occurrence of any one or more of the following events shall constitute a Default:

         8.1.1 Any material representation or warranty made by the Company to the Bank under or in connection with any Loan Document shall be materially false as of the date on which made.

         8.1.2 Nonpayment of principal of or interest or commitment fee on any of the Notes within 5 days after the same becomes due.

         8.1.3 The breach by the Company of any of the terms or provisions of sections 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.1.6, 7.2.2, 7.3.1, 7.3.2, 7.3.3, 7.3.4,
7.3.5, 7.3.6, or 7.3.7.

         8.1.4 The Company shall breach or fail to perform any of the other terms or provisions of the Agreement and such default shall continue for 30 days after written notice thereof has been given to the Company by the Bank.

         8.1.5 The Company or any Subsidiary shall (a) not pay, or admit in writing its inability to pay, its debts generally as they become due, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property,
(d) institute any  proceeding  seeking to adjudicate it insolvent,  or seeking a decree or order for relief in bankruptcy or dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.1.5, or (f) fail to contest in good faith any appointment or proceeding described in Section 8.1.6.

         8.1.6 Without the application, approval or consent of the Company or any Subsidiary, a receiver, custodian, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any substantial part of its property, or a proceeding described in Section 8.1.5(d) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

         8.1.7 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any portion of the property of the Company or any Subsidiary which is material to the conduct of the business of the Company and the Subsidiaries on a Consolidated basis, and for which the Company does not receive market consideration.

         8.1.8 The Company or any Subsidiary shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

         8.1.9 The Unfunded Liabilities of all Plans shall exceed $500,000 in the aggregate.

         8.1.10 An Event of Default under the Bond Purchase Agreement.

         8.1.11 An Event of Default under the Credit Agreement and/or Notes with First Union National Bank.

         8.2 Acceleration and Recourse. Upon the occurrence of any Default the Bank may, at its option, by notice given to the Company, terminate the Bank's Commitment and, if Loans are then outstanding, declare the then outstanding Note to be forthwith due and payable, whereupon the principal amount of such Note together with accrued interest thereon shall become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Company.


                                   SECTION IX
                                  MISCELLANEOUS

         9.1 Notices. All written notices hereunder shall be deemed to have been given (i) when delivered at the address specified on the signature page hereto or at such other address as a party may hereafter advise the other party in writing or (ii) three calendar days after the same shall have been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid.

         9.2 Term of Agreement. This Agreement shall continue in effect so long as any Commitment, Loan, Note or Obligation of the Company shall be outstanding.

         9.3 No Waivers. Any failure by the Bank to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

         9.4 Jurisdiction. This Agreement and each Note shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

         9.5 Computation of Interest. Interest shall be calculated daily on the unpaid principal balance of the outstanding Notes and shall be computed on the basis of a year of 365 days and paid for the actual number of days for which due. Such daily computation shall not be compounded. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment becomes due on a day which is not a Business Day such payment may be made on the next succeeding Business Day, and such additional day(s) shall be included in computing interest in connection with such payment.

         9.6 Expenses, Taxes, Etc. The Company agrees to pay all reasonable outofpocket expenses of the Bank and the reasonable fees and expenses of counsel to the Bank, in connection with the preparation of all documentation in connection with this Agreement, the Loans and the enforcement thereof, whether or not any Loans are made. The Company agrees to indemnify the Bank from, and hold it harmless against, any taxes, charges or penalties (other than in respect of taxes imposed upon or measured by the income of the Bank) imposed by any governmental authority by reason of the execution and delivery of this Agreement or the issuance or the acquisition of the Notes or the making of any Loans unless any such tax, charge or penalty shall be the result of the negligence or misconduct of the Bank. In the event that the Bank shall retain at any time an attorney to collect, enforce or protect its interest with respect to this Agreement, any Loan or any Note, the Company shall pay all of the costs and expenses of such collection, enforcement or protection, including reasonable fees of attorneys, and the Bank may take judgment for all such amounts.

         9.7 Accounting Terms. Unless expressly otherwise defined in this Agreement, all accounting terms shall be defined, and all accounting computations shall be made, in accordance with generally accepted accounting principles.

         9.8 Repayment in Bankruptcy. In the event any amount of the Obligations is paid by the Company and because of bankruptcy or other laws relating to creditors' rights the Bank repays any such amounts to the Company or to any trustee, receiver or otherwise, then the amounts so repaid shall again become part of the Obligations.

         9.9 Changes, Waivers, Etc. This Agreement may not be amended or terminated orally, but only by a statement in writing signed by both parties.

         9.10 Singular and Plural. Terms in the singular number shall include the plural and those in the plural shall include the singular.

         9.11 Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in the Notes and in other documents delivered pursuant to this Agreement, unless the context shall otherwise require.

         9.12 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company, the Bank and their respective successors and assigns, provided that the Company may not assign or transfer its rights hereunder.

         9.13 Headings. Headings or captions have been inserted for convenience only and shall not be construed as limiting or affecting in any way the provisions of this Agreement.

         9.14 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if such signatures were upon the same instrument.

         9.15 Cross Default. The Company agrees that if the maturity of the Notes shall be accelerated because of a Default hereunder or if the Notes shall mature and be unpaid when due, upon request of the Bank and tender of the Bonds (the "Bonds") issued under the Bond Purchase Agreement to the Company duly endorsed without recourse, the Company shall purchase (or cause its designee to purchase) the Bonds from the Bank at a price equal to the outstanding principal amount of the Bonds plus accrued interest thereon to the date of purchase.

         9.16 Additional Banks/Loan Agreements. The Bank understands that the Company also maintains a $20,000,000 revolving credit facility with First Union National Bank. The Bank further understands that the terms and conditions of the $20,000,000 loan agreement do not conflict with those in this Agreement and that all loan proceeds from any First Union National Bank loans are used for working capital and general corporate purposes. During the term of this Agreement, the Company or any Subsidiary agrees that it shall not enter into any other loan agreement(s) which would cause its Indebtedness to exceed $40,000,000 (excluding loans under the Bond Purchase Agreement).

         WITNESS the following signatures.

                                    S&K FAMOUS BRANDS, INC.

                                    By:      /s/ Robert E. Knowles

                                    Title:   Executive Vice President
                                             Chief Financial Officer

                                    Address: 11100 West Broad Street
                                             P.O. Box 31800
                                             Richmond, Virginia  232941800
                                             Attn:  Executive Vice President and
                                                    Chief Financial Officer


                                    SunTrust Bank

                                    By       /s/ W. A. Stratton

                                    Title    Senior Vice President

                                    Address: 919 East Main Street
                                             P.O. Box 26665
                                             Richmond, Virginia 23261
                                             William A. Stratton

                                    EXHIBIT A
                                 REVOLVING NOTE


$20,000,000                                                   Richmond, Virginia
                                                                   May, 31, 2000


         FOR VALUE RECEIVED, on May 31, 2003, S&K FAMOUS BRANDS, INC., a Virginia corporation (the "Borrower"), hereby promises to pay to the order of SunTrust Bank (the "Payee" or the "Bank") at its main office, in Richmond, Virginia, in lawful money of the United States, the principal of Twenty Million and no/100 Dollars ($20,000,000) or the aggregate unpaid principal amount of all Revolving Loans made by the Payee to the Borrower pursuant to the Credit
Agreement hereinafter referred to, whichever is less (the "Principal"). The Borrower further promises to pay interest on the last day of each month during the term hereof, commencing June 30, 2000, and on the last day of each month thereafter and on May 31, 2003, on the amount of the Principal from time to time outstanding during the period beginning on the date hereof and continuing until this Note is paid in full at a rate or rates provided for in the Credit
Agreement. Interest payable hereunder shall be calculated on the basis of a 365day year and paid for the actual number of days for which due.

         This Note is issued pursuant to and subject to the provisions of a certain Credit Agreement dated as of May 31, 2000, between the Borrower and the Bank (herein, as the same may from time to time be amended, referred to as the "Credit Agreement"); but neither this reference to the Credit Agreement nor any provisions thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the Principal of and Interest on this Note as herein provided.

         This Note is subject to prepayment, in whole or in part, as specified in the Credit Agreement. In case a Default, as defined in the Credit Agreement, shall occur and be continuing, this Note may become or may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement, and the Borrower hereby agrees to pay all costs and expenses in connection therewith, including reasonable attorney's fees, as provided in the Credit Agreement.

         The Borrower and all guarantors, endorsers and pledgors hereof hereby waive presentment, demand, notice of dishonor, protest, and all other demands and notices in connection with the delivery, acceptance and performance of this Note.

         This Note shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

         In Witness Whereof, the Borrower has caused its corporate name to be signed by its duly authorized officer as of the day and year first above written.


                                          S&K FAMOUS BRANDS, INC.

                                          By      /s/ Robert E. Knowles

                                          Title   Executive Vice President
                                                  Chief Financial Officer

                                    EXHIBIT B
                                    TERM NOTE


$_____________                                                Richmond, Virginia
                                                                    May 31, 2003


         FOR VALUE RECEIVED, S&K FAMOUS BRANDS, INC., a Virginia corporation (the "Borrower"), hereby promises to pay to the order of SunTrust Bank (the "Payee" or the "Bank") at its main office, in Richmond, Virginia, in lawful money of the United States, the principal of _______________ Dollars
($_______________)   (the  "Principal"),   in  fortyseven  consecutive  monthly
installments of principal of  _____________________  Dollars  ($_______________)
each, plus interest, commencing on June 30, 2003, and continuing on the last day of each month thereafter and one final payment of principal of _____________ Dollars ($_______________) on May 31, 2007, when the entire unpaid Principal and accrued interest thereon shall be paid in full. The Borrower hereby further promises to pay interest from the date hereof on the amount of Principal from time to time outstanding at a rate or rates as provided for in the Credit Agreement. Interest shall be payable on the last day of each month during the term hereof, commencing on June 30, 2003, and on the last day of the month thereafter and on May 31, 2007. Interest shall continue to accrue on this Note after maturity at the rate set forth above and shall then be payable on demand of the holder of this Note. Interest payable hereunder shall be calculated on the basis of a 365day year and paid for the actual number of days for which due.

         This Note is issued pursuant to and subject to the provisions of a certain Credit Agreement dated as of May 31, 2000, between the Borrower and the Payee (herein, as the same may from time to time be amended, referred to as the "Credit Agreement"); but neither this reference to the Credit Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the Principal of and interest on this Note as herein provided.

         This Note is subject to prepayment, in whole or in part, as specified in the Credit Agreement. In case a Default, as defined in the Credit Agreement, shall occur and be continuing, this Note may become or may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement, and the Borrower hereby agrees to pay all costs and expenses in connection therewith, including reasonable attorney's fees, as provided in the Credit Agreement.

         The Borrower and all guarantors, endorsers and pledgors hereof hereby waive presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

         This Note shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

         IN WITNESS WHEREOF, the Borrower has caused its corporate name to be signed by its duly authorized officer as of the day and year first above written.


                                       S&K FAMOUS BRANDS, INC.

                                       By ____________________________________

                                       Title _________________________________

                                    EXHIBIT D

                                  LIST OF LIENS



1. Liens created in favor of the holder of the Bonds pursuant to the Bond Purchase Agreement.